SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)*

                             NORWOOD FINANCIAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   669549 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         |X|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 pages

CUSIP NO. 669549 10 7                     13G                  Page 2 of 8 Pages
================================================================================
1    NAMES OF REPORTING PERSONS:  Wayne Bank Employee Stock Ownership Plan Trust

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     24-0754330
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|

                                                                   (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Pennsylvania
--------------------------------------------------------------------------------
   NUMBER OF
    SHARES        5   SOLE VOTING POWER                                       0
                ----------------------------------------------------------------
  BENEFICIALLY
   OWNED BY       6   SHARED VOTING POWER                                93,730
                ----------------------------------------------------------------
    EACH
  REPORTING       7   SOLE DISPOSITIVE POWER                                  0
                ----------------------------------------------------------------
   PERSON         8   SHARED DISPOSITIVE POWER                           93,730
    WITH
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             93,730
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              EP
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 669549 10 7                     13G                  Page 3 of 8 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:  Russell L. Ridd

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|

                                                                 (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER OF
     SHARES       5   SOLE VOTING POWER                                  26,026
               -----------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6   SHARED VOTING POWER                               118,163
               -----------------------------------------------------------------
     EACH
  REPORTING       7   SOLE DISPOSITIVE POWER                             26,026
               -----------------------------------------------------------------
   PERSON         8   SHARED DISPOSITIVE POWER                          118,163
    WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   144,189
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   8.1%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 669549 10 7                     13G                  Page 4 of 8 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:  John E. Marshall

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER OF
     SHARES       5   SOLE VOTING POWER                                   3,280
                ----------------------------------------------------------------
  BENEFICIALLY
    OWNED BY      6   SHARED VOTING POWER                               107,881
                ----------------------------------------------------------------
     EACH
   REPORTING      7   SOLE DISPOSITIVE POWER                              3,280
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER                          107,881
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   111,161
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   6.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 669549 10 7                     13G                  Page 5 of 8 Pages
================================================================================
1         NAMES OF REPORTING PERSONS:  Harold Shook

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  |_|

                                                                  (b)  |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
    NUMBER OF
     SHARES       5   SOLE VOTING POWER                                     596
                ----------------------------------------------------------------
  BENEFICIALLY
   OWNED BY       6   SHARED VOTING POWER                                97,121
                ----------------------------------------------------------------
     EACH
   REPORTING      7   SOLE DISPOSITIVE POWER                                596
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER                           97,121
     WITH
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   97,717
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   |__|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 6 of 8 Pages

ITEM 1(a)         NAME OF ISSUER:
         Norwood Financial Corp.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
         717 Main Street
         Honesdale, Pennsylvania 18431

ITEM 2(a)         NAME OF PERSON(S) FILING:
     Wayne Bank Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Russell L. Ridd, John E. Marshall, and Harold Shook.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
         Same as Item 1(b).

ITEM 2(c)         CITIZENSHIP:
         See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
         Common Stock, par value $.10 per share.

ITEM 2(e)         CUSIP NUMBER:
         See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3     IF THIS  STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c),  CHECK  WHETHER THE PERSON FILING IS A:

         (f) |X| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

     Items (a),(b), (c), (d), (e), (g), (h), (i) and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.  OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

                                                               Page 7 of 8 Pages

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     Wayne Bank, in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.
         Not Applicable.

ITEM 10  CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 8 Pages

SIGNATURE:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WAYNE BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


         /s/ Russell L. Ridd                           February 3, 1999
         --------------------------------------        -------------------------
         Russell L. Ridd, as Trustee                   Date


         /s/ John E. Marshall                          February 3, 1999
         --------------------------------------        -------------------------
         John E. Marshall, as Trustee                  Date


         /s/ Harold Shook                              February 3, 1999
         --------------------------------------        -------------------------
         Harold Shook, as Trustee                      Date


/s/ Russell L. Ridd                                    February 3, 1999
-----------------------------------------------        -------------------------
Russell L. Ridd, as an Individual Stockholder          Date



/s/ John E. Marshall                                   February 3, 1999
-----------------------------------------------        -------------------------
John E. Marshall, as an Individual Stockholder         Date



/s/ Harold Shook                                       February 3, 1999
-----------------------------------------------        -------------------------
Harold Shook, as an Individual Stockholder             Date